Exhibit 23.3

April 17, 2000


BroadVision, Inc.
585 Broadway
Redwood City, CA  94063

Ladies and Gentlemen:

You have requested our opinion with respect to certain matters in connection with the filing by BroadVision, Inc. (the "Company") of a Registration Statement on Form S-8 (the "Registration Statement") with the Securities and Exchange Commission covering the offering of up to 45,747,122 shares of the Company's Common Stock, $.0001 par value, (the "Shares") pursuant to its Equity Incentive Plan, 1996 Employee Stock Purchase Plan and options granted outside of its Equity Incentive Plan, Interleaf, Inc. ("Interleaf") 1993 Stock Option Plan, Interleaf 1993 Director Stock Option Plan, Interleaf, 1994 Employee Stock Option Plan, Interleaf 1997 Key Man Stock Option Plan and Agreement and Interleaf 1998 Key Man Stock Option Plan and Agreement (the "Plans").

In connection with this opinion, we have examined the Registration Statement and related Prospectus, your Certificate of Incorporation and By-laws, as amended, and such other documents, records, certificates, memoranda and other instruments as we deem necessary as a basis for this opinion. We have assumed the genuineness and authenticity of all documents submitted to us as originals, the conformity to originals of all documents submitted to us as copies thereof, and the due execution and delivery of all documents where due execution and delivery are a prerequisite to the effectiveness thereof.

On the basis of the foregoing, and in reliance thereon, we are of the opinion that the Shares, when sold and issued in accordance with the Plans, the Registration Statement and related Prospectus, will be validly issued, fully paid, and nonassessable (except as to shares issued pursuant to certain deferred payment arrangements, which will be fully paid and nonassessable when such deferred payments are made in full).

We consent to the filing of this opinion as an exhibit to the Registration Statement.

Very truly yours,

Cooley Godward LLP



By:         /s/ Jamie E. Chung
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                Jamie E. Chung


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